Exhibit 99.1

Date: 06/10/06

LICENCE AGREEMENT
TERM SHEET

1. Parties:

(a)	VCL Communications GmbH ("VCL") of Wolfratshauser Str. 84, 81379 Munich, Germany represented by its Managing Director, Datty Ruth; and

(b)	New Medium Enterprises, Inc. ("NME") of VMD House; 195, the Vale; London W37QS; United Kingdom represented by its EVP BD, Alexander Bolker-Hagerty

2. Pictures:

Motion Pictures, available in the High Definition format and listed in Schedule A hereto, and all motion pictures with respect to which VCL owns or controls the necessary rights to license NME hereunder and in respect to which NME has exercised its first option to acquire non-exclusive VMD-rights. VCL indemnifies NME from any copyright infringement from any claims and demands made by third parties.

3.	Authorised Formats:

Versatile Multilayer Disc (VMD) as described in Schedule B hereto only. The VMDs manufactured and distributed by NME shall be of first-class quality and shall conform to the visual and audio quality of the Delivery Material supplied by VCL. The selection of the service company to be commissioned with manufacturing and duplication and replication of the VMDs is subject to VCL´s prior approval not to be unreasonably withheld.

4.	Territory:

German-speaking Europe

5.	Term:

In respect of each Picture, a period of three years from the acceptance by NME of the Delivery Materials in accordance with the terms of clause 11 below.
VCL may at any time terminate NME´s rights with respect to any particular Picture if either:

(a)  VCL´s home video rights to that Picture expire or are terminated;
(b)	VCL determines that such termination is prudent to minimise possible damage from any threatened or pending claim, demand, action or processing;
(c)	VCL for any other reason deletes such Picture from VCL´s distribution at the wholesale level.

At the end of the Term NME shall give VCL the opportunity to purchase any and all of NME´s then-existing inventory of VMDs embodying the Pictures and all related packaging, labels, advertising etc.If VCL does not accept such opportunity NME will have the non-exclusive right during a six (6) month period to sell-off any inventory of VMDs. At the end of the sell-off period, NME will erase or destroy all remaining VMDs and all related packaging, labels, advertising etc.

6.	Rights Licensed:

VCL grants to NME a non-exclusive licence to manufacture, distribute and sell VMDs for the home use and non-public exhibition in the Territory during the Term in accordance with the terms and conditions herein set forth. The licence comprises the right to bundle the VMDs with VMD-players and other hardware required for play-back of VMDs subject to VCL´s prior approval. NME may not assign or transfer any of the rights to a third party without VCL´s written approval.

NME guarantees that it will use the Pictures listed in Schedule A to manufacture at least 7,500 Bundle Boxes that shall be distributed for promotional and sales purposes in a bundle with the VMD player. All Pictures listed in Schedule A must be used to create the 5 film Bundle Box; but a Hollywood blockbuster title if available may be used within the bundle for mutual promotion.

7,500 Bundle Boxes will be guaranteed to be manufactured, but the Catalogue and the distribution of separate titles can take effect after the first phase bundled roll-out.

7.	Licence Fee:

NME shall pay to VCL a fixed amount of € 3,00 for each VMD manufactured for bundling purposes only. Regarding catalogue titles, VMD titles licenced to NME by VCL, VCL shall receive a royalty of 25% of all incoming net revenue. The license fee for bundling VMDs shall fall due six months after NME has started to manufacture VMDs for the Bundle Boxes. The licence fee for catalogue titles shall fall due upon manufacturing of the respective VMD.

In the event that after 2 years following the execution of this agreement NME has manufactured less VMDs for bundling purposes than guaranteed under Paragraph 6 NME shall pay the difference between the fees actually paid and the sum payable for the guaranteed amount of bundles.

10.	Statements and Accounting:

Accounting shall begin three months after NME has started to manufacture VMD for the Territory, however not later than June 30, 2007. All accounting shall be furnished monthly within 15 days after the end of each calendar month. The official statement will be furnished within 45 days after the end of each calendar quarter for the first two years and semi-annually thereafter. NME will keep and maintain complete and accurate records of the number of VMDs manufactured and the manufacturing dates for each title; VCL may examine and copy on its own or through its representatives these records but not more frequently than twice a year.

11.	Delivery:

VCL will deliver to NME in respect of each Picture by loan the materials detailed in Schedule D hereto (the "Delivery Materials"). Legal title to all Delivery Material provided to NME shall remain in VCL subject only to possession and control by NME until the necessary masters are created by NME. Copyright in and to any material created by NME shall vest in VCL subject to NME´s right to exploit such copyright on the terms of the Agreement during the Term.

NME shall notify its approval or disapproval of all Delivery Material within 10 working days of their receipt, otherwise the material shall be deemed approved. In the event that the Delivery Materials are not approved by NME then VCL shall grant to NME laboratory access to the required Delivery Materials. If neither an internegative, interpositive, nor a low contrast print are available NME shall be able to disapprove the Delivery Materials and VCL shall within 10 working days of receipt of such notice offer to substitute an alternative title. In the event that NME shall not agree to substitute an alternative title VCL shall reimburse any advance previously paid by NME in respect to the relevant Picture.

12.	Marketing and Promotional Plans:

NME shall consult with VCL regarding NME´s marketing and promotional strategy for the Pictures and the VMD format. All packaging, labels, advertising etc. in relation to the VMD are subject to VCL´s prior approval which will not be unreasonably withheld. The VCL and NME (including HD VMD licence logo) logos will be used at all times during marketing and promotional ventures.

13.	NME shall not distribute any VMDs unless such VMD and all related packaging, labels, advertising etc. contain the copyright and/or trademark notices and all credits required by VCL

14.	Default and Termination:

In the event that one of the parties is in default the other party will give the party in default written notice and fix a time limit of 5 business days after receipt of the notice to cure any default. If the default is incapable of cure, or if the party in default fails to cure within the time provided the other party in addition to any other rights or remedies may terminate this Agreement as to any or all Pictures licensed hereunder.

15.	Miscellaneous:

(a)	This Agreement shall be governed by German law; any controversy or claim shall be brought and resolved exclusively in the Courts of Munich.

(b)	All other terms and conditions shall be pursuant to VCL´s standard terms and conditions for similar arrangements. This Term Sheet shall be binding in its entirety.

AGREED AND ACCEPTED BY:

/s/ Datty Ruth
Datty Ruth
VCL COMMUNICATIONS GmbH

/s/ Alexander Bolker-Hagerty
Alexander Bolker-Hagerty
NEW MEDIUM ENTERPRISES, INC.